UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2013

Evolution Petroleum Corporation

(Exact name of registrant as specified in its charter)

001-32942

(Commission File Number)

Nevada (State or Other Jurisdiction of Incorporation)	41-1781991 (I.R.S. Employer Identification No.)

2500 City West Blvd., Suite 1300, Houston, Texas 77042

(Address of Principal Executive Offices)

(713) 935-0122

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Evolution Petroleum Corporation (the “Company”) is filing this Amendment No. 1 to Form 8-K to amend the Company’s Current Report on Form 8-K filed on November 12, 2013 (the “Original Form 8-K”) in order to update certain disclosures therein under Item 2.05 with respect to the Company’s exit and disposal activities. The disclosure contained in Item 2.05 of the Original Form 8-K is hereby replaced in its entirety by the disclosure contained in Item 2.05 of this Amendment to the Original Form 8-K.

Item 2.05 Costs Associated With Exit or Disposal Activities.

On November 1, 2013, the Company undertook an initiative refocusing its direct operations to GARP® development that will result in adjustment of its workforce towards a lesser emphasis on engineering and greater emphasis on sales and marketing.  Accordingly, the Company expects to accrue a restructuring charge in the second quarter ended December 31, 2013, based on agreements with terminated employees covering salary and benefit continuation and an acceleration of vesting of equity awards in exchange for non-compete clauses that are yet to be determined.  At the time of the filing of the Original Form 8-K, the Company was unable in good faith to provide an estimate or range of estimates of these costs and expenses, the total amount of the costs to be incurred, or an an estimate of the amount or range of amounts of the charge that will result in future cash expenditures.

The Company is filing this amendment to the Original Form 8-K to provide the estimate of these costs and expenses and certain future costs and expenses to be incurred relating to the restructuring.  The Company expects to incur pre-tax cash and non-cash charges as of December 31, 2013 of approximately $1,332,000, of which $376,000 are non-cash charges related to stock compensation expenses. The Company’s current estimates of accounting charges related to the initiative as of December 31, 2013 are as follows:

Type of Cost

Salary Expense:	$616,000
Cash Incentive Plan:	186,000
Stock Comp. Expense:	376,000
Other Benefits:	154,000

Total Restructuring Charges:	$1,332,000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation
(Registrant)

Dated: February 7, 2014	By:	/s/Robert Herlin
	Name:	Robert Herlin
	Title:	President and Chief Executive Officer

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